                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is entered into as of this 25th day of May 2000, by and among Koninklijke Numico N.V., a company incorporated under the laws of the Netherlands ("Parent"), Nutricia Investment Corp., a Florida corporation ("Merger Sub") and Rexall Sundown, Inc., a Florida corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Parent, Merger Sub and Company entered into an Agreement and Plan of Merger dated as of April 30, 2000 (the "Agreement"), and now desire to amend such Agreement.

         NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this First Amendment, the parties, intending to be bound, hereby agree as follows:

         1. INCORPORATION OF THE AGREEMENT. All capitalized terms which are not defined herein shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this First Amendment, is incorporated herein by this reference as though the same was set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in PARAGRAPH 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

         2. AMENDMENT OF THE AGREEMENT. The Agreement is hereby amended as follows:

            a. Paragraph (h) of SECTION 2.9 of the Agreement is amended and restated in its entirety as follows:

         (h) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, and despite the fact that the FBCA may not provide for such a right, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders ("Dissenting Shareholders") who (i) have not voted in favor of or consented to the Merger, (ii) to the extent required by and in the manner provided in Section 607.1320 of the FBCA, shall have delivered a written notice of intent to demand payment for such shares of Company Common Stock if the Merger is effectuated in the time and manner provided in FBCA and (iii) shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the FBCA shall not be converted into the right to receive the Merger Consideration, but shall, in lieu thereof, be entitled to receive the consideration as shall be determined pursuant to Sections 607.1301 through 607.1320 of the FBCA;

         provided, however, that any such holder who shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the FBCA, shall thereupon be deemed to have had such person's shares of Company Common Stock converted, at the Effective Time, into the right to receive the Merger Consideration set forth herein, without any interest or dividends thereon. Notwithstanding anything to the contrary contained in this
         Section 2.9(h), if (A) the Merger is rescinded or abandoned or (B) the shareholders of the Company revoke the authority to effect the Merger, then the right of any Dissenting Shareholder to be paid the fair value of such Dissenting Shareholder's Shares shall cease. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Company Common Stock held by Dissenting Shareholders. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            b. Paragraph (b) of SECTION 7.2 of the Agreement is amended and restated in its entirety as follows:

         (b)   In the event that this Agreement is terminated pursuant to
         Section 7.1(d), Section 7.1(e) (due to a material breach of any material covenant or agreement on the part of the Company contained in
         Article I hereof, or in Sections 5.1, 5.2, 5.3, 5.4, 5.8, 5.9, 5.10 or
         7.1(i) hereof), Section 7.1(h), Section 7.1(i), or Section 7.1(j), then the Company shall pay Parent in cash (A) U.S. $60,000,000 plus
         (B) up to U.S. $10,000,000 of Parent's Expenses incurred in connection with the Offer and Merger. The amounts set forth in this Section 7.2(b) shall be payable by wire transfer of immediately available funds (A) prior to such termination by the Company pursuant to Section 7.1(i) or (B) on the date of such termination by Parent pursuant to
         Section 7.1(d), Section 7.1(e), Section 7.1(h) or Section 7.1(j). The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transaction contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. In the event the Company shall fail to pay any amount payable pursuant to this Section 7.2(b) when due, the Expenses of Parent and Merger Sub shall be deemed to include
         (i) the costs and expenses actually incurred or accrued by Parent and Merger Sub (including, without limitations, fees and expenses of counsel) in connection with the collection under the enforcement of this Section 7.2(b), together with (ii) interest on such unpaid amounts, commencing on the date that such amounts became due, at a rate equal to the prime rate of Citibank, N.A. on the date that such amounts became due plus 2.00% per annum.

         3. EFFECTUATION. The amendment to the Agreement contemplated by this First Amendment shall be deemed effective as of the date first written above upon the full execution of this First Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this First Amendment.

         4. COUNTERPARTS. This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the date first above written.


              "PARENT":                 KONINKLIJKE NUMICO N.V.

                                        By:      /s/ Julitte van der Ven
                                                 ----------------------------
                                        Name:    Julitte van der Ven
                                        Title:   Attorney-in-Fact

               "MERGER SUB":            NUTRICIA INVESTMENT CORP.

                                        By:      /s/ Julitte van der Ven
                                                 ----------------------------
                                        Name:    Julitte van der Ven
                                        Title:   President


               "COMPANY":               REXALL SUNDOWN, INC.

                                        By:      /s/ Damon DeSantis
                                                 ----------------------------
                                        Name:    Damon DeSantis
                                        Title:   President and CEO